UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

 Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 14, 2011

GeoPetro Resources Company

(Exact name of registrant as specified in its charter)

California	001-16749	94-3214487
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

150 California Street, Suite 600

San Francisco, CA  94111
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (415) 398-8186

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure and Appointment of Principal Officer

GeoPetro Resources Company (“GeoPetro” or the “Company”) has successfully concluded its search for a permanent Principal Accounting Officer.  As a result, on October 14, 2011, GeoPetro and Paul D. Maniscalco agreed that Mr. Maniscalco would transition from serving as the Company’s interim Chief Financial Officer and the interim Principal Accounting Officer, and thereafter may serve as a consultant to the Company.  The Company then filled the position of Principal Accounting Officer on a permanent basis on October 14, 2011, by appointing Dale W. Dvoracek as Principal Accounting Officer.  Mr. Dvoracek was previously appointed as the Company’s Controller on August 15, 2011.

The resignation notification submitted by Mr. Maniscalco from his interim positions did not reference any disagreement with the Company on any matter.

Mr. Dvoracek, age 46, is a CPA, licensed in California and in Texas, with over 20 years of professional experience which spans both industry and Big 4 public accounting practice.  He is experienced in controllership responsibilities, including financial reporting, tax and audit.  The material terms of Mr. Dvoracek’s employment agreement include an annual compensation of $120,000, and a stock option grant of 25,000 common shares granted under the Company’s Stock Option Plan with an exercise price of $0.50 per share vesting ratably over five (5) years.   Mr. Dvoracek will be reporting directly to Mr. Stuart J. Doshi, the Company’s President, Chief Executive Officer and Chairman.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GEOPETRO RESOURCES COMPANY

Date: October 20, 2011	By:	/s/ Stuart J. Doshi
Stuart J. Doshi, President, Chief Executive Officer and Chairman